UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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NEW YORK MORTGAGE TRUST, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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52 Vanderbilt Avenue
New York, New York 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2011

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of New York Mortgage Trust, Inc. (the “Company,” “we,” “our,” or “us”) on May 10, 2011 at 9:00 a.m., local time, at 600 Montgomery Street, Suite 1100, San Francisco, California 94111 to consider and take action on the following:

1.           To elect five members to the Board of Directors for a term of one year each; and

2.           To consider and act upon a proposal to ratify and approve the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

In addition, stockholders will consider and vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has set the close of business on March 16, 2011 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.  Only stockholders of record on that date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

We furnish our proxy materials to our stockholders over the Internet.  In connection with this approach, on or about March 29, 2011, we mailed a Notice Regarding the Availability of Proxy Materials (the “Notice”) to beneficial owners of our common stock as of the close of business on March 16, 2011.  Beginning on the date of the mailing of the Notice, all stockholders and beneficial owners had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K on a website referred to in the Notice and to complete and submit their proxy on the Internet, over the telephone or through the mail.  These proxy materials are available free of charge.  The Notice also provides instructions on how you can request a paper copy of the proxy materials if you desire and each of the Notice and proxy materials provide instructions on how you can vote your proxy.  Please see the attached proxy statement or Notice for more details on how you can vote.

The Board of Directors appreciates and encourages your participation in the Company’s Annual Meeting.  Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented.  Accordingly, please vote your shares by proxy, on the Internet, by telephone or by mail.  If you attend the Annual Meeting, you may revoke your proxy and vote in person.  Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Directors,

Steven R. Mumma
Chief Executive Officer

New York, New York
March 29, 2011

TABLE OF CONTENTS

GENERAL INFORMATION	2
VOTING	3
PROPOSAL ONE: ELECTION OF DIRECTORS	5
PROPOSAL TWO: RATIFICATION AND APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	8
INFORMATION ON OUR BOARD OF DIRECTORS AND ITS COMMITTEES	9
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	14
COMPENSATION OF DIRECTORS	16
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	16
EXECUTIVE OFFICERS	16
SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS	17
SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS	18
EXECUTIVE COMPENSATION	18
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	23
AUDIT COMMITTEE REPORT	24
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	25
OTHER MATTERS	26
ANNUAL REPORT	26
“HOUSEHOLDING” OF PROXY STATEMENT AND ANNUAL REPORTS	26

-i-

52 Vanderbilt Avenue
New York, New York 10017

PROXY STATEMENT

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials
for the 2011 Stockholder Meeting to Be Held on May 10, 2011.

This proxy statement, our 2010 Annual Report on Form 10-K and our other proxy materials are available at: http://www.proxyvote.com .

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of New York Mortgage Trust, Inc. (the “Company,” “we,” “our” or “us”) for use at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 600 Montgomery Street, Suite 1100, San Francisco, California 94111 on May 10, 2011 at 9:00 a.m., local time, and at any adjournment and postponement thereof.  We mailed, through intermediaries, on or about March 29, 2011, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of March 16, 2011.  As a result, beginning on the date of the mailing of the Notice, all stockholders of record had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K on a website referred to in the Notice and as set forth above.  The Notice also provides instructions on how you can request a paper copy of the proxy materials if you desire and each of the Notice and proxy materials provide instructions on how you can vote your proxy.

The mailing address of our principal executive offices is 52 Vanderbilt Avenue, New York, New York 10017.  We maintain an Internet website at www.nymtrust.com.  Information at or connected to our website is not and should not be considered part of this proxy statement.

We will bear the costs of this solicitation including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received.  In addition to solicitation through the Internet or by mail, proxies may be solicited by our directors, officers and employees, at no additional compensation, by telephone, personal interviews or otherwise.  Banks, brokers or other nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners of our common stock and to obtain authorization for the execution of proxies.  We will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us.  The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

Note Regarding Streamlined Disclosure

  Effective February 4, 2008, the Securities and Exchange Commission (“SEC”) adopted amendments to its rules expanding the number of companies that qualify for the SEC’s scaled disclosure requirements for smaller reporting companies.  The amendments were intended to benefit investors by allowing smaller reporting companies to tailor their disclosure to reduce costs.  Because we qualify as a “smaller reporting company” under the amended rules, we have provided streamlined disclosure in this proxy statement in accordance with the amended rules.  Under the scaled disclosure obligations, the Company is not required to provide, among other things, a “Compensation Discussion and Analysis” and certain other tabular and narrative disclosures relating to executive compensation.

Purposes of the Annual Meeting

The principal purposes of the Annual Meeting are to: (1) elect five members to our Board of Directors, each for a term of one year; (2) ratify and approve the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and (3) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.  Our Board of Directors knows of no other matters other than those stated above to be brought before the Annual Meeting.

VOTING

How to Vote Your Shares

You may vote your shares at our Annual Meeting in person.  If you cannot attend our Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend our Annual Meeting, you may vote by duly authorized proxy on the Internet, by telephone or by mail.  We encourage you to follow the instructions on how to vote as described below and as set forth in the Notice and the proxy card.  Maryland law provides that a vote by Internet or telephone carries the same validity as your completion and delivery of a proxy card.  In order to vote on the Internet, you must first go to http://www.proxyvote.com, have your Notice or proxy card in hand and follow the instructions.

In order to vote by telephone, you must call 1-(800) 690-6903, have your Notice or proxy card in hand and follow the instructions.

Stockholders of record may vote by signing, dating and returning a proxy card in a postage-paid envelope.  You may request a proxy card postage-paid envelope from us as instructed in the Notice.  Properly signed and returned proxies will be voted in accordance with the instructions contained therein.

Registered Holders, Beneficial Owners and “Broker Non-Votes”

Registered Holders.  If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, or AmStock, you are considered the registered stockholder of record with respect to those shares, and a Notice is being sent directly to you.  As the registered stockholder of record, you have the right to grant your voting proxy directly to the Company through a proxy card, through the Internet or by telephone or to vote in person at the Annual Meeting.

If you are a registered stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors, or you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners and “Broker Non-Votes”.  A number of our stockholders hold their shares through a broker, trustee, bank or other nominee rather than directly in their own name.  If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of the shares, and a Notice is being forwarded to you by your broker, trustee, bank or nominee who is considered the stockholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker, trustee, bank or nominee on how to vote and are also invited to attend the Annual Meeting.  Your broker, trustee, bank or nominee will enclose voting instructions for you to use in directing the broker, trustee, bank or nominee on how to vote your shares.  If you are not the registered stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a proxy from your broker, trustee, bank or nominee and bring that proxy to the Annual Meeting.

If you are the beneficial owner of shares that are held in a stock brokerage account or by a bank, trustee, or other nominee and you do not provide the organization that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange, the organization that holds your shares may generally vote at its discretion on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote your shares on non-routine matters. This is generally referred to as a "broker non-vote." Because the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm is a routine matter for which specific instructions from beneficial owners are not required, no broker non-votes will arise in the context of voting for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Conversely, the election of directors is a non-routine matter for which specific instructions from beneficial owners are required and thus, broker non-votes may arise.  To be certain that your shares are voted at our Annual Meeting, we encourage you to provide instructions to your brokerage firm or return your proxy.

How to Revoke Your Proxy

If you have already voted your proxy on the Internet or by telephone or returned your proxy to us by mail, you may revoke your proxy at any time before it is exercised at our Annual Meeting by any of the following actions:

•	by notifying our Secretary in writing that you would like to revoke your proxy;

•	by completing, at or before our Annual Meeting, a proxy card on the Internet, by telephone or by mail with a later date; or

•
by attending our Annual Meeting and voting in person.  (Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.)

If your shares of common stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting; Voting Procedures and Vote Required

Our Board of Directors has fixed the close of business on March 16, 2011 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof.  On all matters to come before the Annual Meeting, each holder of record of our common stock as of the close of business on March 16, 2011 will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share of common stock owned as of such date.  As of the close of business on March 16, 2011, the Company had outstanding 9,442,537 shares of common stock.

The representation in person or by proxy of a majority of all the votes entitled to be cast on the matters to be considered at the meeting is necessary to provide a quorum for the transaction of business at the Annual Meeting.  Your shares will be counted as present at the Annual Meeting if you are present and entitled to vote at the Annual Meeting, or you have properly submitted a proxy card or voting instruction card, or voted by telephone or over the Internet.  Both abstentions and broker non-votes are counted for purposes of determining the presence of a quorum.  If a quorum is not present, the Annual Meeting may be adjourned by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

With respect to the election of directors, the vote of a plurality of all the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director.  There is no cumulative voting in the election of directors.  Abstentions and broker non-votes will not be counted as votes cast and, because the vote of a plurality is required, will have no effect on the result of the vote for election of directors, although they will be considered present for purposes of determining the presence of a quorum.

With respect to Proposal No. 2, the affirmative vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote on the matter is necessary for ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

PROPOSAL ONE:  ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at five.  The five persons named below are nominated to serve on our Board of Directors until the 2012 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified.  Each nominee is currently a director of our company and has consented to stand for election at the Annual Meeting.  The Board of Directors has no reason to believe that the persons named below as nominees for directors will be unable, or will decline to serve, if elected.  For additional information regarding our corporate governance and these nominees, see “Information on Our Board of Directors and Its Committees” below.

Board Considerations in Recommending These Nominees

We believe that our Board of Directors as a whole should encompass a range of talent, skill, diversity, and expertise enabling it to provide sound guidance with respect to our operations and interests. In identifying qualified director nominees, we consider, among other things, a candidate's experience, skills, accomplishments, background, age and diversity, and then review those qualities in the context of the current composition of our Board and the evolving needs of our business.  Because we are listed on the Nasdaq Capital Market, we are required to have at least a majority of our directors qualify as “independent”, as such term is defined by the Nasdaq Stock Market.  The Nominating & Corporate Governance Committee of our Board of Directors identifies candidates for election to our Board of Directors, reviews the qualities listed above and recommends to our Board of Directors individual nominees for director.

Our Board of Directors seeks directors with strong reputations and experience in areas relevant to the strategy and operations of our business, particularly in the finance or mortgage industries.  Each of the nominees for election as a director at the Annual Meeting holds or has held important positions and has operating experience or other relevant experience that meets this objective. In these positions, they have also gained experience in some or all of the following:  core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, and leadership development.

Our Board of Directors also believes that each of the nominees listed below has other key attributes that are important to a properly functioning and effective board, including integrity and high ethical standards, sound judgment, analytical skills, the ability and desire to engage management and each other in a constructive fashion, and the commitment to devote significant time and energy to service on our Board of Directors and its committees.

Nominees for Election as Directors

The following table sets forth the names and biographical information concerning each of the directors nominated for election at the Annual Meeting:

		Director
Name	Principal Occupation	Since	Age

James J. Fowler	Managing Director of JMP Group Inc. and Portfolio Manager at Harvest Capital Strategies LLC	2008	49
Steven R. Mumma	Chief Executive Officer and President	2007	52
Alan L. Hainey*	Owner and Manager of Carolina Dominion LLC	2004	64
Steven G. Norcutt*	President of Schafer Richardson, Inc.	2004	51
Daniel K. Osborne*	Managing Member of Vantage Pointe Capital, LLC	2010	46

* Our Board of Directors has affirmatively determined that these director nominees are independent under the criteria described below in “Information on Our Board of Directors and Its Committees―Independence of Our Board of Directors.”

James J. Fowler has served since January 2008 as the Non-Executive Chairman of our Board of Directors and the non-compensated Chief Investment Officer of Hypotheca Capital, LLC and New York Mortgage Funding, LLC, two of our subsidiaries, which we refer to as the “HCS Managed Subsidiaries”.  Mr. Fowler also serves as a Managing Director of JMP Group Inc. and as a Portfolio Manager at Harvest Capital Strategies LLC, formerly known as JMP Asset Management LLC (“HCS”), which serves as investment advisor to our Company pursuant to an amended and restated advisory agreement between HCS and our Company.  HCS is a wholly-owned subsidiary of JMP Group Inc. that manages a family of single-strategy and multi-manager hedge fund products.  Mr. Fowler has been a Managing Director of JMP Group Inc. since 2001 and a Portfolio Manager at HCS since 2007.  HCS and JMP Group Inc., collectively, beneficially own approximately 15.1% of our common stock as of March 16, 2011.  Mr. Fowler served as co-director of research and as a senior research analyst at JMP Securities LLC from 2001 until 2007, and served as a senior research analyst at Thomas Weisel Partners from 1999 until 2001 and at Montgomery Securities from 1995 until 1999.  Prior to serving at Montgomery Securities, Mr. Fowler received mortgage-backed securities analysis and trading experience with Oppenheimer & Co. and Ocwen Financial Corporation.

Our Board concluded that Mr. Fowler should serve as a director of our Company because of his extensive experience in and knowledge of the acquisition and management of a broad class of investment assets that we target for our own portfolio, which he has obtained through significant tenures at JMP Group Inc. and other investment banking firms.

Steven R. Mumma is our Chief Executive Officer and President.  Mr. Mumma was named Chief Executive Officer effective February 3, 2009.  Mr. Mumma was appointed President and Co-Chief Executive Officer effective March 31, 2007, which marked the divestment of the Company’s mortgage lending business, and served as Chief Financial Officer from November 2006 to October 2010.  Prior to serving in the above capacities, Mr. Mumma served as our Chief Investment Officer, a position to which he was named in July 2005, and as Chief Operating Officer, commencing in November 2003.  From September 2000 to September 2003, Mr. Mumma was a Vice President of Natexis ABM Corp., a wholly-owned subsidiary of Natexis Banques Populaires.  From 1997 to 2000, Mr. Mumma served as a Vice President of Mortgage-Backed Securities trading for Credit Agricole.  Prior to joining Credit Agricole, from 1988 to 1997, Mr. Mumma was a Vice President of Natexis ABM Corp.  Prior to joining Natexis ABM Corp., from 1986 to 1988, Mr. Mumma was a Controller for PaineWebber Real Estate Securities Inc., the mortgage-backed trading subsidiary of PaineWebber Inc.  Prior to joining PaineWebber, from 1981 to 1985, Mr. Mumma worked for Citibank in its Capital Markets Group, as well as for Ernst & Young LLP.  Mr. Mumma received a B.B.A. cum laude from Texas A&M University.

Our Board concluded that Mr. Mumma should serve as a director of our Company because of his significant operational, financial and accounting experience in, and knowledge of, our Company, which he has served since shortly after our inception in 2003, and the broader mortgage-backed securities industry, where he has worked for more than 20 years.  As Chief Executive Officer of our Company, Mr. Mumma also serves as a critical link between management and our Board of Directors.

Alan L. Hainey has served as a member of our Board of Directors since completion of our initial public offering (“IPO”) in June 2004.  Mr. Hainey is the owner and manager of Carolina Dominion, LLC, a real estate brokerage development and investment firm that he founded in 2004.  In 2001, Mr. Hainey incorporated and funded the Merrill L. Hainey Family Foundation, a not-for-profit charitable organization dedicated to academic achievement through scholarships, where he continues to serve as President.  From 1996 to 2000, Mr. Hainey operated an independent consulting practice providing advisory and marketing services to clients engaged in insurance, mortgage finance and investment management.  From 1990 to 1996, Mr. Hainey served as President and Chief Operating Officer of GE Capital’s mortgage banking businesses and was a member of the GE Capital corporate executive council.  From 1983 to 1990, Mr. Hainey served as President of GE Capital Mortgage Securities.  Mr. Hainey received a B.A. with honors and a J.D. from the University of Missouri and a Master of Management with distinction from the Kellogg School of Northwestern University.

Our Board concluded that Mr. Hainey should serve as a director of our Company because of his valuable business, leadership and management skills obtained during his 30-plus years in the mortgage banking business, including as President of GE Capital’s mortgage banking business and as a member of its executive counsel.

Steven G. Norcutt has served as a member of our Board of Directors since completion of our IPO in June 2004.  Mr. Norcutt has served since October 2009 as the President of Schafer Richardson, Inc., a commercial real estate management, construction, development, leasing and investment company based in Minneapolis, Minnesota.  From April 2008 to October 2009, Mr. Norcutt served as Senior Vice President - Regional Manager of Guaranteed Rate Mortgage, a residential mortgage banking company headquartered in Chicago, Illinois.  Prior to joining Guaranteed Rate, Mr. Norcutt served as Executive Vice President and Chief Operating Officer of Centennial Mortgage and Funding, Inc., a residential mortgage banking company based in Minnesota.  Prior to joining Centennial Mortgage and Funding, Inc., Mr. Norcutt served as Senior Vice President and Portfolio Manager of Structured Finance for Reliastar Investment Research, Inc. from 1993 through 2001.  Mr. Norcutt joined Reliastar Investment Research, Inc. in 1988 as Vice President and Portfolio Manager of Residential Mortgage Loans.  Mr. Norcutt received an M.B.A. in Finance from the Carlson School of Business at the University of Minnesota and a B.S. in Finance from St. Cloud State University.

Our Board concluded that Mr. Norcutt should serve as a director of our Company because of his extensive operating, business and financial experience from significant tenures in both the mortgage lending and mortgage portfolio management businesses, as well as his current role as President of a commercial real estate company.

Daniel K. Osborne has served as a member of our Board of Directors since January 2010.  Mr. Osborne is the Managing Member of Vantage Pointe Capital, LLC, an investment advisory firm that serves as the general partner of Vantage Pointe Capital Partners LP, and provides research and other services to various private investment funds. Prior to founding Vantage Pointe Capital, LLC in 2003, Mr. Osborne was a co-founder of Apex Mortgage Capital, Inc., an externally-managed REIT focused on the acquisition of primarily United States agency and other highly rated, adjustable-rate, single-family real estate mortgage securities and mortgage loans.  He was Apex Mortgage Capital’s Chief Operating Officer and Chief Financial Officer from September 1997 to September 2001. In addition, from July 1994 to December 2001, Mr. Osborne was a Managing Director of Trust Company of The West (“TCW”).  Prior to joining TCW, from 1992 to 1994, Mr. Osborne was a Vice President of ASR Investments Corporation ("ASR"), a publicly held REIT investing in Mortgage Assets. At ASR, Mr. Osborne was responsible for asset/liability management and the supervision and preparation of public reporting. Prior to his employment with ASR, Mr. Osborne was a Certified Public Accountant with Deloitte & Touche LLP specializing in REITs, mortgage securities and publicly held companies. He holds a B.S. degree in Accounting from Arizona State University.  Mr. Osborne is currently a director of Dynex Capital, Inc., where he serves as chairman of its audit committee.

Our Board concluded that Mr. Osborne should serve as a director of our Company because of his expertise in finance and accounting and his prior experiences in our industry, including as co-founder and Chief Financial Officer of a mortgage REIT, as well as his investment advisory experience at Vantage Pointe Capital, LLC.

Our Board of Directors recommends that stockholders vote “FOR” the election of each of the nominees.

PROPOSAL TWO:  RATIFICATION AND APPROVAL OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Grant Thornton LLP, or Grant Thornton, as our independent registered public accounting firm for the year ending December 31, 2011.  Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing Grant Thornton as the independent registered public accounting firm of our Company for the year ending December 31, 2011.  Although we seek ratification of the appointment of Grant Thornton as our independent registered public accounting firm, the ratification of the appointment of Grant Thornton does not preclude the Audit Committee from subsequently determining to change independent registered public accounting firms if it determines such action to be in the best interests of the Company and its stockholders.  If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors.  We engaged Grant Thornton beginning in December 2009 to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2009.  Grant Thornton also served as our independent registered public accounting firm for the fiscal year ended December 31, 2010.

We expect that a representative of Grant Thornton will be present at the Annual Meeting where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

Our Board of Directors recommends that you vote “FOR” the ratification and approval of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2011.

INFORMATION ON OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Independence of Our Board of Directors

Our Corporate Governance Guidelines and the listing standards of the Nasdaq Stock Market (“Nasdaq”) require that a majority of our directors be independent.  Our Board of Directors has adopted the categorical standards prescribed by the Nasdaq to assist our Board in evaluating the independence of each of the directors.  The categorical standards describe various types of relationships that could potentially exist between a board member and our Company and sets thresholds at which such relationships would be deemed to be material.  Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and our Board affirmatively determines that the director has no material relationship with our Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, including certain business relationships for which disclosure may be required in this proxy statement, our Board of Directors will deem such person to be independent.  A director shall not be independent if he or she satisfies any one or more of the following criteria:

•
A director who is, or who has been within the last three years, an employee of our Company, or whose immediate family member is, or has been within the last three years, employed as an executive officer of our Company;

•
A director who has received or who has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from our Company (excluding compensation for board or board committee service, compensation paid to an immediate family member who is an employee of our Company (but not an executive officer of our Company), and benefits under a tax-qualified retirement plan, or non-discretionary compensation);

•
A director who is, or whose immediate family member is, a current partner of a firm that is our Company’s internal or external auditor, or was a partner or employee of our Company’s outside auditor who worked on our Company’s audit at any time during any of the past three years;

•
A director who is, or whose immediate family member is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of our Company serve on the compensation committee of such other entity; or

•
A director who is, or whose immediate family member is, a partner in, or a controlling shareholder or an executive officer of, any organization to which our Company made, or from which our Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of that organization’s consolidated gross revenues for that year, or $200,000, whichever is greater, other than (i) payments arising solely from investments in that organization’s securities, and (ii) payments under non-discretionary charitable contribution matching programs.

•	Our Board of Directors will also consider a director’s charitable relationship when assessing director independence.

Under these criteria, our Board of Directors has determined that the following members of our Board are independent:  Alan L. Hainey, Steven G. Norcutt and Daniel K. Osborne.  We presently have five directors, including these three independent directors.

To assist in the discharge of its responsibilities, our Board of Directors has established three standing committees: (i) the Audit Committee, (ii) the Compensation Committee and (iii) the Nominating & Corporate Governance Committee.  The principal responsibilities of each committee are described below.  Actions taken by any committee of our Board of Directors are reported to our Board of Directors, usually at the meeting following such action.  Each standing committee has a written charter, a current copy of which is available for review on our website at www.nymtrust.com.

Audit Committee

The Audit Committee of our Board of Directors is comprised of Messrs. Osborne (Chairman), Hainey and Norcutt.  Our Board of Directors has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence requirements for audit committee members set forth in the rules of the SEC and in accordance with the Company’s independence criteria discussed above under “— Independence of Our Board of Directors,” and that each of the members of the Audit Committee is financially literate, as that term is interpreted by our Board of Directors.  In addition, our Board of Directors has determined that Mr. Osborne is an “audit committee financial expert” as that term is defined in the SEC rules.  The Audit Committee operates under a written charter adopted by our Board of Directors.  The primary duties and responsibilities of the Audit Committee include, among other things:

•
serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting process and related internal control systems and the performance generally of our internal audit function;

•
overseeing the audit and other services of our independent registered public accounting firm and being directly responsible for the appointment, independence, qualifications, compensation and oversight of our independent registered public accounting firm, who will report directly to the audit committee;

•
providing an open means of communication among our independent registered public accounting firm, accountants, financial and senior management, our internal audit and our corporate compliance areas and our Board of Directors;

•	resolving any disagreements between our management and our independent registered public accounting firm regarding our financial reporting;

•	meeting at least quarterly with our senior executives and independent registered public accounting firm; and

•	preparing the audit committee report for inclusion in our annual proxy statements for our annual stockholder meeting.

The Audit Committee met eight times during the year ended December 31, 2010. For more information, please see “Audit Committee Report” beginning on page 24.

Compensation Committee

The Compensation Committee of our Board of Directors is comprised of Messrs. Hainey (Chairman), Norcutt and Osborne.  Our Board of Directors has determined that each of the Compensation Committee members is independent in accordance with the Company’s independence criteria discussed above under “— Independence of Our Board of Directors.”  The Compensation Committee operates under a written charter adopted by our Board of Directors.  In addition, the Compensation Committee administers our incentive compensation plans and equity-based compensation plans and programs, including our 2010 Stock Incentive Plan (the “2010 Plan”).  The Compensation Committee’s basic responsibility is to ensure that our Chief Executive Officer and key management are compensated fairly and effectively in a manner consistent with our Company’s stated compensation strategy, competitive practice, applicable regulatory requirements and performance results.

The Compensation Committee met twice during the year ended December 31, 2010.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee of our Board of Directors is comprised of Messrs. Norcutt (Chairman), Hainey and Osborne.  Our Board of Directors has determined that each of the Nominating & Corporate Governance Committee members is independent in accordance with the independence criteria discussed above under “— Independence of Our Board of Directors.” The Nominating & Corporate Governance Committee operates under a written charter adopted by our Board of Directors.  Among other duties, this committee:

•	identifies, selects, evaluates and recommends to our Board of Directors candidates for service on our Board; and

•	oversees the evaluation of our Board of Directors and management.

The Nominating & Corporate Governance Committee met twice during the year ended December 31, 2010.

Other Committees

From time to time, our Board of Directors may establish other committees as circumstances warrant.  Those committees will have the authority and responsibility as delegated to them by our Board of Directors.

Executive Sessions of Our Non-Management and Independent Directors

The non-management directors of our Board of Directors will occasionally meet in executive sessions that exclude members of the management team.  There were three executive sessions of non-management directors held during the year ended December 31, 2010.  In addition, the independent members of our Board of Directors occasionally meet in executive sessions that exclude members of the management team and non-independent directors.  There were three executive sessions held by our independent directors during the year ended December 31, 2010.  Our Board of Directors has established a process by which a Discussion Leader may preside over meetings of our independent directors.  Pursuant to this process, the Discussion Leader has the power to lead the meeting of independent directors, set the agenda and determine the information to be provided.  This process established by our Board of Directors further provides that the Discussion Leader position rotate among the chairs of each of the independent Board Committees in the following order: Nominating & Corporate Governance Committee, Compensation Committee and Audit Committee.  However, in practice, meetings of our independent directors tend to be less formalistic and, generally, allow for each independent director to raise such matters and discuss such business as that director deems necessary or desires.  Stockholders and other interested persons may contact the Discussion Leader in writing by mail c/o New York Mortgage Trust, Inc., 52 Vanderbilt Avenue, New York, New York 10017, Attention:  Secretary.  All such letters will be forwarded to the Discussion Leader for the next meeting of our independent directors.  For more information on how to communicate with our other directors, see “— Communications with Our Board of Directors” below.

Board Leadership Structure

Pursuant to our Corporate Governance Guidelines, our Board of Directors has not established a fixed policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. Instead, the Board believes this determination is part of the succession planning process and should be considered upon the appointment or re-appointment of a chief executive officer.  Currently, we separate the roles of the Chief Executive Officer and Chairman of our Board of Directors.

Our Board’s Role in Risk Oversight

We face a variety of risks, including interest rate risk, credit risk, and liquidity risk. Our Board of Directors believes an effective risk management system will (1) timely identify the material risks that we face, (2) communicate necessary information with respect to material risks to our Chief Executive Officer or other senior officers of our Company and, as appropriate, to our Board of Directors or relevant committee thereof, (3) implement appropriate and responsive risk management strategies consistent with our risk profile, and (4) integrate risk management into management and our Board’s decision-making.

Our Board has designated the Audit Committee to take the lead in overseeing risk management, and the Board and the Audit Committee receive joint briefings provided by management and advisors regarding the adequacy of our risk management processes.  Our Board believes that an overall review of risk is inherent in its consideration of our long-term strategies and in the transactions and other matters presented to it.  The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and the Audit Committee providing oversight with those efforts.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our executive officers, including our principal executive officer and principal financial officer, and to our other employees.  We have also adopted a Code of Ethics for Senior Financial Officers, including the principal financial officer.  We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of either of these Code of Ethics applicable to our chief executive officer and chief financial officer by posting such information on our website at www.nymtrust.com, Investor Relations, Corporate Governance.

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the written charters of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers, on our website at www.nymtrust.com under the “Investor Relations” section of the website.  A copy of any of these documents will be provided free of charge to any stockholder upon request by writing to New York Mortgage Trust, Inc., 52 Vanderbilt Avenue, New York, New York 10017, Attention: Secretary.  Information at or connected to our website is not and should not be considered a part of this proxy statement.

Director Nominations

The Nominating & Corporate Governance Committee of the Board of Directors performs the functions of a nominating committee, including identifying, evaluating and recommending to our Board of Directors candidates for service on our Board of Directors who satisfy the qualification requirements described in our Corporate Governance Guidelines.

The Nominating & Corporate Governance Committee’s charter provides that the committee will consider candidates recommended by stockholders for service on our Board of Directors.  Stockholders should submit any such recommendations for the consideration of the Nominating & Corporate Governance Committee through the method described under “—Communications with Our Board of Directors” below.  In addition, any stockholder of record entitled to vote for the election of directors at the 2012 Annual Meeting of Stockholders may nominate persons for election to our Board of Directors if that stockholder complies with the notice procedures summarized in “Stockholder Proposals for Our 2012 Annual Meeting” below.

The Nominating & Corporate Governance Committee evaluates all director candidates in accordance with the directors qualification standards described in our Corporate Governance Guidelines.  The committee evaluates any candidate’s qualifications to serve as a member of the Board of Directors based on various criteria, including a nominee's experience, skills, accomplishments, background, age and diversity, and then reviews those qualifications in the context of the current composition of our Board and the evolving needs of our business.  In addition, the Nominating & Corporate Governance Committee will evaluate a candidate’s independence, diversity, skills and experience in the context of our Board’s needs.

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but we strive to nominate directors with a variety of complementary skills so that, as a group, our Board of Directors will possess the appropriate talent, skills, and expertise to oversee our business. Although we have no policy regarding diversity, both our Board of Directors and the Nominating & Corporate Governance Committee seek a broad range of perspectives and consider many factors, including the personal characteristics (gender, ethnicity, age, background) and experience (industry, professional and public service) of directors and prospective nominees to our Board of Directors.

Communications with Our Board of Directors

Our Board of Directors provides a process for stockholders to send communications to our Board.  Stockholders can send communications to our Board of Directors and, if applicable, to any committee or to specified individual directors in writing to such committee or individual director, c/o New York Mortgage Trust, Inc., 52 Vanderbilt Avenue, New York, New York 10017, Attention: Secretary.  The Company does not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and any such specified committee or individual directors.

Stockholder Proposals for Our 2012 Annual Meeting

Our Board of Directors will provide for presentation of proposals by our stockholders at the 2012 Annual Meeting of Stockholders, provided that these proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals.

Stockholders intending to submit proposals for presentation at our 2012 Annual Meeting of Stockholders, tentatively scheduled to be held in May 2012, must submit their proposals in writing, and we must receive these proposals at our executive offices on or before November 30, 2011 for inclusion in our proxy statement and the form of proxy relating to our 2012 Annual Meeting.  We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC.  We will not consider proposals received after November 30, 2011 for inclusion in our proxy materials for our 2012 Annual Meeting of Stockholders.

Although stockholder proposals received by us after November 30, 2011 will not be included in our proxy statement or proxy card for the 2012 Annual Meeting of Stockholders, stockholder proposals may be included in the agenda for the 2012 Annual Meeting of Stockholders if properly submitted in accordance with our bylaws.  Our bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given in writing to our Secretary not later than the close of business on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting.  As a result, any notice given by or on behalf of a stockholder pursuant to the provisions of our bylaws must be delivered in writing via personal delivery or United States certified mail, postage prepaid to our Secretary c/o New York Mortgage Trust, Inc., 52 Vanderbilt Avenue, New York, New York 10017, Attn: Secretary, not earlier than November 30, 2011, and not later than December 30, 2011.  The stockholder filing the notice of nomination must include:

•	As to the stockholder giving the notice:

•	the name and address of such stockholder and/or stockholder associated person, as they appear on our stock ledger, and current name and address, if different;

•	the class, series and number of shares of stock of our company beneficially owned by that stockholder and/or stockholder associated person; and

•
to the extent known, the name and address of any other stockholder supporting the nominee for election or re-election as a director, or the proposal of other business known on the date of such stockholder’s notice.

•	As to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of the person;

•	the class, series and number of shares of stock of our company that are beneficially owned by the person;

•	the date such shares were acquired and the investment intent of such acquisition;

•
all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

•	the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by us within the time limits described above.  That notice must include:

•	the information described above with respect to the stockholder proposing such business;

•	a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest of the stockholder in such business.

Directors Attendance at Meetings of our Board of Directors and Annual Meeting

Our Board of Directors held 17 meetings, including four regularly scheduled quarterly meetings, during 2010.  All incumbent directors attended 75% or more of the aggregate number of meetings of the Board of Directors and its committees on which they served during 2010.

The Company has a policy that directors attend the Annual Meeting of Stockholders.  All of the Company’s directors attended the 2010 Annual Meeting of Stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Relationship with JMP Group Inc., HCS and the Advisory Agreement

Concurrent and in connection with our private placement of Series A Preferred Stock to JMP Group Inc. and certain of its affiliates on January 18, 2008, we entered into an advisory agreement with HCS (the “Prior Advisory Agreement”). HCS is a wholly-owned subsidiary of JMP Group Inc. Pursuant to the Prior Advisory Agreement, HCS was responsible for managing investments made by the HCS Managed Subsidiaries (other than certain residential mortgage-backed securities that were held in these entities for regulatory compliance purposes). The Prior Advisory Agreement provided for the payment to HCS of a base advisory fee that was equal to 1.50% per annum of the “equity capital” (as defined in the advisory agreement) of the HCS Managed Subsidiaries; and an incentive fee upon the HCS Managed Subsidiaries achieving certain investment hurdles. HCS was also eligible to earn an incentive fee on the managed assets. The Prior Advisory Agreement incentive fee was equal to 25% of the GAAP net income of the HCS Managed Subsidiaries attributable to the investments that are managed by HCS that exceed a hurdle rate equal to the greater of (a) 8.00% and (b) 2.00% plus the ten year treasury rate for such fiscal year payable by us to HCS in cash, quarterly in arrears; provided, however, that a portion of the incentive compensation may be paid in shares of our common stock. The Prior Advisory Agreement was terminated effective July 26, 2010 upon execution and effectiveness of an amended and restated advisory agreement among HCS, the HCS Managed Subsidiaries and us (the “HCS Advisory Agreement”).

Pursuant to the HCS Advisory Agreement, HCS provides investment advisory services to us and manages on our behalf “new program assets” acquired after the date of the HCS Advisory Agreement. The terms for new program assets, including the compensation payable thereunder to HCS by us, will be negotiated on a transaction-by-transaction basis. For those new program assets identified as “Managed Assets”, HCS will be (A) entitled to receive a quarterly base advisory fee (payable in arrears) in an amount equal to the product of (i) ¼ of the amortized cost of the Managed Assets as of the end of the quarter, and (ii) 2%, and (B) eligible to earn incentive compensation on the Managed Assets for each fiscal year during the term of the Agreement in an amount (not less than zero) equal to 35% of the GAAP net income attributable to the Managed Assets for the full fiscal year (including paid interest and realized gains), after giving effect to all direct expenses related to the Managed Assets, including but not limited to, the annual consulting fee (described below) and base advisory fees, that exceeds a hurdle rate of 13% based on the average equity of our company invested in Managed Assets during that particular year. For those new program assets identified as Scheduled Assets, HCS will receive the compensation, which may include base advisory and incentive compensation, agreed upon between the HCS and us and set forth in a term sheet or other documentation related to the transaction. HCS will continue to be eligible to earn incentive compensation on those assets held by us as of the effective date of the HCS Advisory Agreement that are deemed to be managed assets under the Prior Advisory Agreement. Incentive compensation for these “legacy assets” is calculated in the manner prescribed in the Prior Advisory Agreement. Lastly, during the term of the HCS Advisory Agreement, we have agreed to pay HCS an annual consulting fee equal to $1 million, subject to reduction under certain circumstances, payable on a quarterly basis in arrears, for consulting and support services related to finance, capital markets, investment and other strategic activities of our company.

The HCS Advisory Agreement has an initial term that expires on June 30, 2012, subject to automatic annual one-year renewals thereafter. We may terminate the HCS Advisory Agreement or elect not to renew the agreement, subject to certain conditions and subject to paying a termination fee equal to the product of (A) 1.5 and (B) the sum of (i) the average annual base advisory fee earned by HCS during the 24-month period preceding the effective termination date, and (ii) the annual consulting fee.

The HCS Advisory Agreement provides that during the term of the HCS Advisory Agreement, James J. Fowler, our Chairman and a portfolio manager at HCS and managing director of JMP Group Inc., or, to the extent Mr. Fowler is no longer affiliated with HCS or its affiliates, another individual designated by HCS, whose appointment is subject to the further approval of our Board, will serve as the Chief Investment Officer of each of the HCS Managed Subsidiaries.  We have agreed that, subject to compliance with the suitability standards of our Nominating & Corporate Governance Committee, our Board may appoint such designated representative to serve on our Board as its Chairman and may recommend such designated representative for election to our Board at each annual or special meeting of our stockholders at which directors are to be elected during the term of the HCS Advisory Agreement.  In the event such appointments are approved by our Board, HCS agrees that such designated individual will agree to serve in such capacities.

HCS, JMP Group Inc. and certain of their affiliates have, at times, co-invested along with us in third parties and investments and/or made debt or equity investments in investees they introduced to us. During 2010, we invested approximately $0.8 million in senior secured notes issued by New Bridger Holdings LLC (“New Bridger”), the parent company of Bridger Commercial Funding LLC, which specialized in originating and funding commercial mortgage loans. The senior secured notes had an interest rate of 15% per annum and a term of 1 year. During the first quarter or 2011, we invested an additional approximately $0.2 million in these senior secured notes, resulting in an aggregate investment in senior secured notes issued by New Bridger of approximately $1.0 million. New Bridger ceased its operations in March 2011 prior to repayment of the outstanding principal and interest on the loans. JMP Capital LLC, a wholly-owned subsidiary of JMP Group Inc. and the owner of all of the preferred equity interests issued by New Bridger, made a similar investment in New Bridger in connection with this transaction.

For the years ended December 31, 2010 and 2009, HCS earned aggregate base advisory and consulting fees under these advisory agreements of approximately $0.9 million and $0.8 million, respectively, and incentive fees of approximately $2.0 million and $0.5 million, respectively. As of December 31, 2010, HCS was managing approximately $48.2 million of assets on our behalf. As of December 31, 2010 and 2009, we had a management fee payable to HCS totaling $0.7 million and $0.3 million, respectively, included in accrued expenses and other liabilities.

As discussed above, JMP Group Inc. and certain of its affiliates purchased 1 million shares of our Series A Preferred Stock in January 2008 for an aggregate purchase price of $20.0 million. The Series A Preferred Stock entitled the holders to receive a cumulative dividend of 10% per year, subject to an increase to the extent any quarterly common stock dividends exceed $0.20 per share and was convertible into shares of our common stock based on a conversion price of $8.00 per share of common stock, which represented a conversion rate of two and one-half (2 ½) shares of common stock for each share of Series A Preferred Stock. Our Series A Preferred Stock matured on December 31, 2010, at which time we redeemed all the outstanding shares at the $20.00 per share liquidation preference plus accrued dividends of $0.5 million. Pursuant to SEC filings as of March 16, 2011, HCS and JMP Group Inc. collectively beneficially owned approximately 15.1% of our common stock.

Accounting Outsourcing Agreement

We entered into an outsourcing agreement (the “Accounting Outsourcing Agreement”) with Real Estate Systems Implementation Group, LLC (“RESIG”) effective May 1, 2010, pursuant to which RESIG, among other things, (a) performs day-to-day accounting services for the Company and (b) effective October 4, 2010, provided a Chief Financial Officer to the Company. In exchange for the services rendered under the Accounting Outsourcing Agreement, RESIG receives an annual fee of $0.3 million, which fee will automatically increase by 5% on each anniversary of the date of the Accounting Outsourcing Agreement. During 2010, RESIG earned $0.2 million in fees. Fredric S. Starker, a Principal of RESIG, was appointed as our Chief Financial Officer on October 4, 2010.

Approval of Related Party Transactions

Each of our directors, director nominees and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us.  Pursuant to the charter of our Audit Committee, the Audit Committee is responsible for reviewing any past or proposed transactions between our Company and management.  If we believe a transaction is significant to us and raises particular conflict of interest issues, we will discuss it with our legal counsel, and if necessary, we will form an independent board committee typically comprised of our three independent directors, which has the right to engage its own legal and financial counsel to evaluate and approve the transaction.  Under our Code of Business Conduct and Ethics, it is our policy that any transaction involving a potential conflict of interest be submitted to our Board of Directors, or a designated committee thereof, for review.

COMPENSATION OF DIRECTORS

As compensation for serving on our Board of Directors in 2010, each of our independent directors received a combination of a cash retainer and stock awards having an aggregate value of approximately $60,000, with the chairpersons of the Audit, Compensation and Nominating & Corporate Governance Committees each receiving an additional annual retainer of $10,000 for their service as chairman of those committees.  As part of our 2010 director compensation plan, the independent directors were required to receive at least 20% of their total compensation in the form of common stock, with the ability to elect to receive up to 100% of their compensation in the form of common stock.  As of the date of this proxy statement, director compensation for 2011 remained unchanged from the compensation plan utilized in 2010.  Our directors have been, and will continue to be, reimbursed by us for reasonable out-of-pocket expenses incurred in connection with their service on our Board of Directors and any and all committees.

The following table presents information relating to the total compensation of our directors for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total

Alan L. Hainey	$56,000	$14,000	$70,000
Steven G. Norcutt	$49,075	$20,925	$70,000
Daniel K. Osborne	$37,850	$32,150	$70,000
______________________

(1)
Represents the portion of total compensation paid to our independent directors that such directors elected to receive in the form of common stock.  Pursuant to the terms of our 2010 compensation policy for directors, our independent directors are required to receive between 20% and 100% of their total compensation as directors in the form of common stock. All of the shares issued in 2010 under this policy were non-forfeitable as of the date of grant and were issued under the 2010 Plan. The amounts shown in this column represent the grant date fair value of the stock computed in accordance with FASB ASC Topic 718.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our executive officers, directors and any persons beneficially owning more than ten percent (10%) of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC.  These persons are also required by SEC rules and regulations to furnish us with copies of these reports.  Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by our directors and executive officers during 2010.

Based on our review of the reports and amendments to those reports furnished to us or written representations from our directors and executive officers that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by our directors and executive officers during 2010, and, to our knowledge, all transactions have been reported.

EXECUTIVE OFFICERS

The following table and biographies contain information regarding our executive officers.  These officers are appointed annually by our Board of Directors and serve at the Board’s discretion.

Name	Age	Position

Steven R. Mumma	52	Chief Executive Officer and President
Nathan R. Reese	32	Vice President and Secretary
Fredric S. Starker	60	Chief Financial Officer

For information on Mr. Mumma, please see his biographical description provided above under the caption “Proposal One: Election of Directors — Nominees for Election as Directors.

Nathan R. Reese is our Vice President and Secretary.  Mr. Reese was named Vice President of our Company in March 2007 and Secretary effective January 1, 2008.  On March 25, 2009, the Board of Directors designated Mr. Reese an executive officer of our Company.  In his capacity as Vice President, Mr. Reese manages company operations including portfolio activity, treasury, servicing, and is responsible for overseeing cash flow management and foreclosure and delinquency monitoring.  Prior to his current position, Mr. Reese was employed by our Company as a Senior Securitization Analyst from October 2005 to October 2007 and as a Portfolio Operations Manager from April 2004 to October 2005.  Before joining our Company in April 2004, Mr. Reese was a Financial Associate with The Vanguard Group, based in Malvern, Pennsylvania.  He holds a B.A. in Finance from La Salle University.

Fredric S. Starker is our Chief Financial Officer.  Mr. Starker is a Partner at Imowitz Koenig & Co., LLP ("Imowitz"), Certified Public Accountants, and a Principal of Real Estate Systems Implementation Group, LLC ("RESIG"), a real estate consulting firm and an affiliate of Imowitz. Mr. Starker joined Imowitz in 1992 and became Partner in 1994, and has been a Principal at RESIG since that company's inception in 1999. Prior to joining Imowitz and RESIG, Mr. Starker served as a Vice President of Integrated Resources, Inc., a publicly traded real estate and investment company, from 1988 to 1991, and as the Chief Financial Officer of Berg Harmon Associates, a real estate investment company, from 1981 to 1988. Mr. Starker is a certified public accountant, and received a B.A. from Queens College and an M.S. in Accounting from the State University of New York at Albany.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information, as of March 16, 2011, regarding our common stock owned of record or known by us to be owned beneficially by each director and nominee for director, each named executive officer and all directors, nominees and executive officers as a group.  As of March 16, 2011, we had 9,442,537 shares of common stock outstanding.  Each of the stockholders identified in the table below has sole voting and investment power over the common stock beneficially owned by that person.  The address for each individual listed below is: c/o New York Mortgage Trust, Inc., 52 Vanderbilt Avenue, New York, New York 10017.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Steven R. Mumma	79,426	*
Daniel K. Osborne	19,000	*
Nathan R. Reese	12,000	*
Alan L. Hainey	10,855	*
Steven G. Norcutt	10,833	*
James J. Fowler	—	—
Fredric S. Starker	—	—
All directors and executive officers as a group (7 persons)	132,114	1.4%
__________________________
*	Represents less than one percent of our issued and outstanding shares.

SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

The following table shows, based solely upon information filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of March 16, 2011, the persons that are the beneficial owners of more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock

Wellington Management Company, LLP (1) 280 Congress Street Boston, MA 02210	1,303,173	13.8%

Harvest Capital Strategies LLC (2) 600 Montgomery Street Suite 1100 San Francisco, CA 94111	844,994	8.9%

T. Rowe Price Associates Inc. T. Rowe Price Small Cap Value Fund, Inc. (3) 100 East Pratt Street Baltimore, MD 21202	759,500	8.0%

JMP Group Inc. (4) 600 Montgomery Street Suite 1100 San Francisco, CA 94111	589,585	6.2%
__________________
(1)
Information based on a Schedule 13G filed with the SEC on February 14, 2011 by Wellington Management Company, LLP (“Wellington Management”).  The reporting person has shared voting power over 905,264 shares of common stock and shared dispositive power over 1,303,173 shares of common stock. Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 1,303,173 shares of our common stock which are held of record by clients of Wellington Management, including Wellington Trust Company, NA, which reports shared voting and dispositive power over 527,050 of these shares.

(2)
Information based on a Schedule 13D/A filed with the SEC on March 8, 2011 by Harvest Capital Strategies LLC (“Harvest”).  The reporting person has sole voting power over 844,994 shares of common stock and sole dispositive power over 844,994 shares of common stock.

(3)
Information based on a Schedule 13G filed with the SEC on February 14, 2011 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc.  T. Rowe Price Associates, Inc. reports that it has sole dispositive power over 759,500 shares of common stock.  T. Rowe Price Small-Cap Value Fund, Inc. reports that it has sole voting power over 759,500 shares of common stock.

(4)
Information based on a Schedule 13D/A filed with the SEC on March 8, 2011 by JMP Group Inc. (“JMP”).  The reporting person has sole voting power over 589,585 shares of common stock and sole dispositive power over 589,585 shares of common stock.  Together with Harvest, JMP owns 15.1% of common stock.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following tables should be read in conjunction with the related footnotes set forth below.  We summarize below the compensation information for the fiscal years ended December 31, 2010, 2009 and 2008 for Mr. Mumma and the compensation information for each of the years ended December 31, 2010 and 2009 for Mr. Reese.

Fredric S. Starker was appointed as our Chief Financial Officer in October 2010.  As discussed above under the caption “Certain Relationships and Related Transactions,” we outsource our day-to-day accounting function and the responsibilities of our Chief Financial Officer to RESIG pursuant to the Accounting Outsourcing Agreement.  Mr. Starker is currently a Partner at Imowitz and a Principal of RESIG.  Mr. Starker receives compensation from Imowitz and RESIG in his capacity as Partner and Principal, respectively, and is not and will not be compensated directly by the Company.  It is the Company’s understanding that the compensation paid to Mr. Starker by RESIG and Imowitz is not allocated in a manner that would allow it to determine that portion of Mr. Starker’s compensation that is related to the services performed for the Company and that portion that is related to services performed for others.  As a result, we have not included Mr. Starker in the executive compensation tables below.

Name and Principal Position	Year	Salary	Cash Bonus	Stock Awards(1)	Non-Stock Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Steven R. Mumma(4)	2010	$300,000	$400,000	$100,000	—	$67,115	$867,115
President, Chief Executive Officer	2009	$200,000	$600,000	$327,360	—	$41,924	$1,169,284
and Chief Financial Officer	2008	$161,834	$300,000	—	$75,000	$47,002	$583,836
Nathan R. Reese	2010	$200,000	$100,000	—	—	$22,505	$322,505
Vice President and Secretary	2009	$150,000	$175,000	$63,360	—	$16,030	$404,390
——————
(1)
The amounts in this column reflect the grant date fair value of the awards computed in accordance with FASB ASC Topic 718.  On March 1, 2011, Mr. Mumma was granted 14,084 shares of restricted stock as part of his 2010 compensation package. Because the size of the award was determined by the Compensation Committee as part of Mr. Mumma’s compensation for his and the Company’s performance in 2010, we have included this restricted stock award in Mr. Mumma’s 2010 compensation. Pursuant to the terms of a restricted stock award agreement covering the March 1, 2011 award, one-third of the 14,084 shares will vest and become non-forfeitable on each of the first three anniversaries of the date of grant. The 2009 stock awards included in the table above were scheduled to vest one-third on the date of grant, and then one-third on each of the first and second anniversary of the date of grant.

(2)	The non-stock incentive plan award for 2008 was paid in connection with the filing of resale shelf registration statement, which was a performance requirement under the 2008 Employment Agreements.

(3)
Dividends paid on unvested restricted common stock are based on the same dividend rate per share as the dividends on our common stock. The health care benefits noted below are available generally to all employees on similar terms.  All other compensation includes:

2010 for Mr. Mumma:
Includes $31,826 in dividends on outstanding and unvested restricted stock, $2,415 in premiums paid for life insurance policies in the amount $3.0 million, $5,743 in premiums paid for supplemental long-term disability insurance policies and $27,131 for health care benefits.

2009 for Mr. Mumma:
Includes $10,333 in dividends on outstanding and unvested restricted stock, $2,415 in premiums paid for life insurance policies in the amount $3.0 million, $5,743 in premiums paid for supplemental long-term disability insurance policies and $23,433 for health care benefits.

2008 for Mr. Mumma:
Includes $3,220 in premiums paid for life insurance policies in the amount $3.0 million, $6,470 in premiums paid for supplemental long-term disability insurance policies and $37,312 for health care benefits.

2010 for Mr. Reese:	Includes $6,160 in dividends on outstanding and unvested restricted stock and $16,345 for health care benefits.

2009 for Mr. Reese:	Includes $2,000 in dividends on outstanding and unvested restricted stock and $14,030 for health care benefits.

(4)
Mr. Mumma was named Chief Financial Officer effective November 3, 2006, President and Co-Chief Executive Officer effective March 31, 2007, and sole Chief Executive Officer, President and Chief Financial Officer on February 11, 2009.  On October 4, 2010, Mr. Mumma relinquished his position as Chief Financial Officer in connection with the appointment of Fredric S. Starker to the same position.

Process for Setting Executive Compensation

The Compensation Committee has primary responsibility for setting and approving the compensation of our Chief Executive Officer and reviewing, approving and recommending to our Board of Directors, compensation for our other named executive officer in a manner that is effective and consistent with our overall executive compensation strategy.  As part of that responsibility, the Compensation Committee reviews on an individual basis the performance of our named executive officers, including the Chief Executive Officer.  As part of its process, the Compensation Committee considers the recommendations of our Non-Executive Chairman, with respect to the compensation of our named executive officers, and of our Chief Executive Officer, with respect to the compensation of Mr. Reese.

Historically, the Compensation Committee has reviewed compensation levels for our named executive officers near the beginning of each calendar year.  As part of its annual review of the compensation paid to our named executive officers, the Compensation Committee typically considers a number of factors in determining compensation, including the nature of the executive’s job, the executive’s job performance compared to goals and objectives established for the executive at the beginning of the year, the experience level of the executive in his or her current position, the compensation levels of competitive jobs within our peer group (defined below), our financial performance and financial condition and certain discretionary factors.  With respect to our financial performance and financial condition, the Compensation Committee focuses primarily on the consummation of new investments, earnings results, changes in book value per share and the amount and consistency of dividends paid, although in recent years the Compensation Committee has not established specific financial targets or goals for the named executive officers.  Discretionary factors may include consideration of leadership, loyalty and other factors determined from time-to-time by the Compensation Committee that may not be readily discernible from our financial statements.

The factors described above may vary from year to year in importance to, and usage by, the Compensation Committee, depending upon market conditions, corporate priorities and individual circumstances.  For example, because of the difficult market conditions facing our Company and our uncertain outlook during 2008 and 2009, which resulted from the financial and credit crisis, as well as the diversification of our investment portfolio towards more credit sensitive instruments in 2009, the Compensation Committee elected to forego the establishment of specific goals and objectives for our named executive officers in each of 2008 and 2009, preferring instead for management to focus on sustaining and strengthening the Company’s operations and balance sheet during a critical time for our Company. In 2010, the Compensation Committee focused more of its review and evaluation on subjective factors, such as the deployment of capital and the consummation of new investments, while also considering the Company’s financial performance during the year.

The Compensation Committee reviews all elements of compensation and total compensation payable to each of the named executive officers.  As part of this review, the Compensation Committee typically considers the compensation practices and levels at other companies that it deems generally comparable in structure and strategy, which includes other self-managed mortgage REITs, such as MFA Financial, Inc., Capstead Mortgage Corporation, Anworth Mortgage Asset Corporation, Dynex Capital, Inc. and Redwood Trust, Inc.  We sometimes refer to this group as our “peer group” for purposes of determining compensation.  Relative to our peer group, we are significantly smaller in terms of total assets, shareholders’ equity and staffing.  In terms of compensation paid to our named executive officers, we have in recent years provided total compensation at or near the low end of the range of total compensation provided by our peer group, with total compensation for the chief executive officers of our peer group ranging from approximately $610,000 to approximately $6.2 million.  We do not have a policy of targeting compensation for our named executive officers to any specific level within the range of total compensation paid by our peer group (i.e., median, upper or lower); rather, we attempt to compensate our named executive officers in a manner that is both competitive enough to retain their services and rewards performance, but is also consistent with our needs as a small company to preserve capital and maintain an appropriate expense structure.

The Compensation Committee also reviews and makes recommendations to our Board annually with respect to the compensation of our independent directors. In setting director compensation, our Board generally considers the compensation practices and levels for directors paid by our peer group and by other mortgage REITs.

Scope of Authority of Compensation Committee

The Compensation Committee of our Board of Directors has overall responsibility for approving, evaluating and, in some cases, recommending to the Board, on an annual basis, director and officer compensation plans, policies and programs of our Company, including determining salaries, annual cash bonuses, restricted stock, change in control and termination arrangements and director fees. Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate and pay any compensation consultant to be used to assist in the evaluation of director and senior executive compensation, as well as the authority to retain special legal, accounting or other consultants to advise the committee and may form subcommittees and delegate its authority to such subcommittees. Neither the Compensation Committee, the Company nor management has engaged a compensation consultant since 2005 and no subcommittees were formed by the Compensation Committee in 2010.

Outstanding Equity Awards at Fiscal Year End

The following table lists the shares of restricted common stock awarded to our named executive officers that are unvested and outstanding as of December 31, 2010.  No discount has been taken to reflect risk of forfeiture or restrictions on transferability.

	Stock Awards
Name	Number of Shares or Units or Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
Steven R. Mumma (2)	20,666	$143,835
Nathan R. Reese (3)	4,000	$27,840
____________________

(1)	Value is determined by multiplying the number of unvested restricted shares by $6.96, the closing sale price for our common stock on December 31, 2010.

(2)	Unvested restricted shares vest on July 13, 2011 if the named executive officer remains employed with the Company as of such date.

(3)	Unvested restricted shares vest on July 13, 2011 if the named executive officer remains employed with the Company as of such date.

Stock Vested

The following table presents information concerning the vesting of restricted stock for the named executive officers during the fiscal year ended December 31, 2010.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Steven R. Mumma	20,667	$132,889
Nathan R. Reese	4,000	$25,720
___________________

(1)	Value is determined by multiplying the number of shares by $6.43, which was the closing sale price on the Nasdaq Capital Market on July 13, 2010, the date on which such shares vested.

Other Compensation Arrangements

2009 Restricted Stock Award Agreements

The restricted stock award agreements we entered into with our named executive officers in July 2009 contain certain vesting and acceleration provisions with respect to a termination of employment as a result of death or disability or in the event of a change in control.  Under the restricted stock award agreements, if the named executive officer’s employment with us is terminated due to death, the restricted shares issued under the agreement will become fully vested and non-forfeitable upon the date of death.  If the named executive officer’s employment with us is terminated due to disability, the restricted shares issued under the agreement will become fully vested and non-forfeitable upon the date of the termination of the named executive officer’s employment.  If we experience a change in control, the restricted shares issued under the agreement will become fully vested and non-forfeitable immediately upon the occurrence of the event causing the change in control.  In March 2011, we entered into a restricted stock award agreement with Mr. Mumma providing for the grant of 14,084 shares of restricted common stock, one-third of which will vest and become non-forfeitable on each of the first, second and third anniversaries of the date of grant subject to certain conditions.  The terms of the March 2011 restricted stock award agreement are substantially similar to the terms of the 2009 restricted stock award agreement. The holders of restricted shares of common stock pursuant to the 2009 and 2011 restricted stock award agreements are entitled to (i) the payment of dividends on their unvested shares based on the same dividend rate per share as the dividends on our unrestricted common stock and (ii) vote their unvested shares.

Employment and Other Agreements

As of the date of this proxy statement, none of Messrs. Mumma, Reese or Starker were party to an employment, severance or change in control agreement with us. Mr. Mumma had previously been a party to an employment agreement with us during of the years ended December 31, 2008 and 2009. Mr. Mumma’s most recent employment agreement with us expired on December 31, 2009. We expect to enter into an employment agreement with Mr. Mumma again in 2011 on terms substantially similar to his 2009 employment agreement.

Potential Payments Upon Termination or a Change in Control

The following tables represent the payments due to Messrs. Mumma and Reese in the event termination due to death or disability or change in control payments would have been triggered under the 2010 Plan and the restricted stock award agreements between us and the named executive officers.

	Payments Due Upon Termination Due to Disability		Payments Due Upon Termination Due to Death		Payments Due Upon Change in Control
Name	Stock Awards	Total	Stock Awards	Total	Stock Awards	Total
Steven R. Mumma	$143,835	$143,835	$143,835	$143,835	$143,835	$143,835
Nathan R. Reese	$27,840	$27,840	$27,840	$27,840	$27,840	$27,840

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit on the amount of compensation that may be deducted annually by our Company on our tax return with respect to each of the named executive officers.  In general, compensation paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders is not subject to this limit.  Our 2010 Plan is qualified so that performance-based restricted stock awards granted to the named executive officers under the plan are not subject to the compensation deduction limitations described above.  Time-based awards are subject to the compensation deduction limitations.  Although the Compensation Committee generally seeks to preserve the federal income tax deductibility of compensation paid, to maintain flexibility in compensating the named executive officers in a manner designed to promote our corporate goals, including retaining and incentivizing the named executive officers, the Compensation Committee has not adopted a policy that all compensation must be deductible.  In 2010, we paid no compensation to any of the named executive officers that was subject to the limitations set forth in Section 162(m).

Limitation on Liability and Indemnification

Our charter limits, to the maximum extent permitted by Maryland law, the liability of our directors and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

Our charter authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a final proceeding to, any of our present or former directors or officers or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee.  The indemnification covers any claim or liability arising from such status against the person.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Maryland law permits us to indemnify our present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit of money, property or services; or

•	in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former directors and officers for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged to be liable for an improper personal benefit unless in either case a court orders indemnification and then only for expenses.  Maryland law requires us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by us if it is ultimately determined that the standard of conduct is not met.

In addition, indemnification could reduce the legal remedies available to us and our stockholders against our officers and directors.  The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable.  Indemnification of our directors and officers will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a adjudication on the merits in favor of the director or officer on each count involving alleged securities law violations;

•	all claims against the director or officer have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

a court of competent jurisdiction approves a settlement of the claims against the director or officer and finds that indemnification with respect to the settlement and the related costs should be allowed after being advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of Alan L. Hainey, Steven G. Norcutt and Daniel K. Osborne served as a member of the Compensation Committee during 2010.  No member of the Compensation Committee was an employee of our Company during the 2010 fiscal year or an officer of our Company during any prior period.  During 2010, no interlocking relationship existed between any member of our Board of Directors and any member of the compensation committee of any other company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of Daniel K. Osborne (Chairman), Alan L. Hainey and Steven G. Norcutt, and operates under a written charter.

The Audit Committee oversees New York Mortgage Trust, Inc.’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In this context, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K for the year ended December 31, 2010.

The Audit Committee has discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by statement of Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.  The Audit Committee also recommended that Grant Thornton LLP be retained as the Company’s independent registered public accounting firm for the 2011 fiscal year.

Audit Committee

Daniel K. Osborne (Chairman)
Alan L. Hainey
Steven G. Norcutt
March 23, 2011

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for our company for the year ended December 31, 2010 by Grant Thornton LLP, and December 31, 2009 by Grant Thornton LLP and Deloitte & Touche LLP were as follows:

Fee Type	2010	2009

Audit Fees(1)	$357,000	$540,973
Audit-Related Fees(2)	49,350	48,355
Tax Fees(3)	57,770	34,250
Total Fees	$464,120	$623,578
___________
(1)
Audit Fees represent the aggregate fees billed for professional services rendered to us and our subsidiaries with respect to the integrated audit of our consolidated financial statements included in our annual reports and the reviews of the financial statements included in our quarterly reports and review of management’s assessment of internal control over financial reporting.  We had services rendered for $357,000 in Audit Fees in 2010 from Grant Thornton LLP.  We had services rendered for $309,750 and $231,223 in Audit Fees in 2009 from Grant Thornton LLP and Deloitte & Touche LLP, respectively.

(2)
Audit-Related Fees represent the aggregate fees billed for professional services related to the issuance of a comfort letter and related services in connection with registration statements filed on Form S-8 under the Securities Act of 1933.  We were billed $49,350 in Audit-Related Fees in 2010 from Grant Thornton LLP.  We were billed $48,355 in Audit-Related Fees in 2009 from Deloitte & Touche LLP.

(3)
Tax Fees represent the aggregate fees billed for professional services rendered in the preparation of our tax returns and consulting services related to a sales tax audit.  We were billed $57,770 in tax fees in 2010 from Grant Thornton LLP.  We were billed $34,250 in tax fees in 2009 from Deloitte & Touche LLP.

Policies and Procedures

The Audit Committee has adopted procedures for pre-approving audit and non-audit services provided by the independent auditor.  These procedures include reviewing a budget for audit and permitted non-audit services.  The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted.  Audit Committee approval is required to exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget.  For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.  The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, employees, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks and improve audit quality.  The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee.  The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

The Audit Committee has determined that the provision of non-audit services performed by Grant Thornton LLP during 2010 is compatible with maintaining each auditor’s independence from the Company as an independent registered public accounting firm.  For the year ended December 31, 2010, the Audit Committee pre-approved all services rendered by Grant Thornton LLP.

Disclosures Related to our Appointment and Dismissal of Independent Auditors in 2009

The Audit Committee of our Board of Directors, or Audit Committee, conducted a competitive process to select a firm to serve as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009. As a result of that process and following careful deliberation, on December 14, 2009, the Audit Committee engaged Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009, and dismissed Deloitte & Touche LLP, or Deloitte, from that role on December 14, 2009. The decision to dismiss Deloitte and engage Grant Thornton as the Company’s independent registered public accounting firm was approved by the Audit Committee and ratified by our Board of Directors following completion of a process in which several independent audit firms submitted bids and made presentations to us.

Grant Thornton audited our consolidated financial statements as of and for the fiscal years ended December 31, 2010 and 2009 and neither of Grant Thornton’s audit reports on our consolidated financial statements for these periods contained an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the period January 1, 2009 through December 14, 2009, there were no disagreements between Deloitte and us on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreement in their reports included in our filings with the SEC.

In addition, during the period January 1, 2009 through December 14, 2009, there were no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act of 1934, as amended).

We provided Deloitte with a copy of the disclosures we made in our Current Report on Form 8-K (filed on December 18, 2009) prior to the time the report was filed with the SEC and requested that Deloitte furnish a letter addressed to the SEC stating whether or not it agreed with the statements made therein. A copy of Deloitte’s letter, in which it responded that it agreed with the statements made in the previously filed Current Report on Form 8-K, is attached as Exhibit 16.1 to our Current Report on Form 8-K/A filed on December 29, 2009 and incorporated by reference herein.

Prior to its engagement on December 14, 2009, we did not consult Grant Thornton regarding (1) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements, or (2) any matter that was either the subject of a “disagreement” (as such term is described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” with Deloitte (as such term is described in Item 604(a)(1)(v) of Regulation S-K).

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders.  If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the proxy being made available to stockholders intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended December 31, 2010, including the financial statements and financial statement schedules (the “Annual Report”), is being furnished or mailed to stockholders along with this proxy statement, as applicable.  A copy of the Annual Report is also available online at http://www.nymtrust.com.

“HOUSEHOLDING” OF PROXY STATEMENT AND ANNUAL REPORTS

The SEC rules allow for the delivery of a single copy of an annual report to stockholders and proxy statement to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family.  This delivery method, known as “householding,” will save us printing and mailing costs.  Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings.  Brokers, dealers, banks or other nominees or fiduciaries that hold shares of our common stock in “street” name for beneficial owners of our common stock and that distribute proxy materials and annual reports they receive to beneficial owners may be householding.  Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household.  If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

If you hold shares of our common stock in your own name as a holder of record, householding will not apply to your shares.  Also, if you own shares of our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to stockholders.  To assist us in saving money and to provide you with better stockholder services, we encourage you to have all of your accounts registered in the same name and address.  You may do this by contacting the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, by telephone at (800) 937-5449 or in writing at American Stock Transfer & Trust Company, LLC, 59 Maiden Lane, New York, New York 10038.

If you wish to request extra copies free of charge of any annual report to stockholders or proxy statement, please send your request to New York Mortgage Trust, Inc., 52 Vanderbilt Avenue, New York, New York, 10017, Attention: Secretary, or contact our Secretary via telephone at (212) 792-0107.  You can also refer to our website at www.nymtrust.com.  Information at, or connected to, our website is not and should not be considered part of this proxy statement.

By order of the Board of Directors,

Nathan R. Reese
Secretary
March 29, 2011
New York, New York

PROXY

NEW YORK MORTGAGE TRUST, INC.

Annual Meeting of Stockholders
May 10, 2011 9:00 AM, Local Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint Steven R. Mumma and Nathan R. Reese and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NEW YORK MORTGAGE TRUST, INC. that the stockholder(s) is/are entitled to vote at the 2011 Annual Meeting of Stockholders to be held at 9:00 AM, local time, on May 10, 2011 at 600 Montgomery Street, Suite 1100, San Francisco, CA 94111, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein.  If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side.)

A	☒	Please mark your votes as in this example

The Board of Directors recommends a vote “FOR” each of the nominees listed in Proposal One, and “FOR” Proposal Two below.

		FOR ALL NOMINEES	WITHHOLD AUTHORITY	FOR ALL EXCEPT
			to vote for all nominees	(See instructions below)
listed below.
1.	Proposal to elect five directors for a term of one year each (“Proposal One”).	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold authority to vote for, as shown here: ●

Nominees:	○	James J. Fowler
	○	Alan L. Hainey
	○	Steven R. Mumma
	○	Steven G. Norcutt
	○	Daniel K. Osborne

	FOR	AGAINST	ABSTAIN
2.
To consider and act upon a proposal to ratify, confirm and approve the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011  (“Proposal Two”).
	☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees for director listed in Proposal One and “FOR” each of Proposals Two and Three.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated	, 2011
(Be sure to date Proxy)

Signature and Title, if applicable

Signature if held jointly

NOTE:
Please sign exactly as your name appears below.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign the full corporate name by the president or other authorized officer.  If a partnership, please sign in the partnership name by an authorized person.